Exhibit 10.111

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the "Agreement"), executed on the date signed below, is effective as of January 1, 2013, and is entered into by and between into by and between VG Life Sciences Inc. ("VGLS") a Delaware corporation with its executive office located at 121 Gray Avenue, Suite 300, Santa Barbara, CA 93101 (the "Company"), and JTL Enterprises Corp, a New York corporation with its executive office located at 1107 38th Avenue, Seattle, WA 98122("Consultant"). The terms "Party" and "Parties" refer to the Company and Consultant individually and collectively.

1.    Services. The Company wishes to engage Consultant (which is understood to include the undersigned and his designees for all purposes in this agreement) to assist it in matters related to general ledger accounting, financial reporting and controls regarding its filing requirements as may be required for the OTC Markets ("OTC") or other exchanges. These services apply to VG Life Sciences Inc. and its subsidiaries, including VG Energy, Inc. ("VGE") which may be referred to herein as the Companies. Consultant shall act as the Company's "accounting expert" (a defined term by the OTC Markets) as required for preparation by management of its financial statement submissions to the OTC. This agreement shall apply to filings for the year ended December 31, 2012 and quarters ending March 31, 2013, June 30, 2013 and September 30, 2013.

The following specific services (collectively, the "Services") are to be provided by Consultant to the Company:

a)	Review of and/or recommendations for appropriate accounting policies and accounting for issuance of (i) convertible debt, warrants and stock options that may be issued as compensation or (ii) in connection with other types of transactions (i.e. mergers, acquisitions, debt settlements). General other consulting as requested;

b)	Assistance in closing and adjusting the general ledgers of each of the Companies for the year ended December 31, 2012 and quarter ended March 31, 2013; review and assistance in closing process in connection with June 30, 2013 and September 30, 2013; preparation of consolidating financial statements for each period;

c)	Interface with Company management and its consultants in preparing management's financial statements and notes thereto in accordance with generally accepted accounting principles required for inclusion in periodic OTC and similar filings and review of other appropriate data required for inclusion in related OTC information statements. Assistance to the Company and its counsel in preparation of relevant sections of the disclosure statements and periodic OTC filings. Separate financial data derived from the consolidating financial data related to VGE as reasonably requested by management,

The timely and accurate completion of the foregoing requires the timely participation and cooperation of management and the Board of Directors of the Company, including disclosure to Consultant of all material agreements and transactions and closing of the books and records.

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Management and the Board of Directors of the Company acknowledge specifically their continuing obligation to inform consultant of matters material to the financial condition of the Company and to provide Consultant with complete, timely and accurate information for inclusion and disclosure in financial statements. The absence of this information could result in errors, inaccuracies or inadequate disclosures in the financial statements. Management and the Board of Directors of the Company specifically acknowledge that the content and completeness of these financial statements will at all times be solely the responsibility and representations of management. incomplete, misleading or inaccurate public disclosure could necessitate subsequent restatements or corrections to statements previously filed. Consultant shall have no responsibility should such circumstances occur because of incomplete or inadequate disclosure. Modifications and corrections required for the correction of its financial statements are not part of the scope of this agreement.

The Company may also engage Consultant to perform additional services not specifically mentioned above on mutually agreeable terms.

2.    Fees and Expenses. Compensation included in this paragraph for the Services stipulated in a), b) and c) are based upon the Consultant's estimate of actual hours at actual hourly billing rates for Viral and VG Energy. Other than incidental amounts, out-of-pocket and travel expenses shall be approved by the Company in advance and the Consultant shall be reimbursed upon invoice. Attachment A, which is incorporated herein, is a summary of these fees which shall be billed monthly, due upon invoice, as indicated for each of the 12 months in the period ending December 31, 2013, payable in cash ($60,000) and shares of common stock ($60,000). Certificates for the common shares of the Company (VGLS and VGE) as shown shall be issued within 10 days of the end of each month. Consultant shall earn and be fully vested in all fees and common shares as services are billed and rendered monthly.

Consultant may elect, at Consultant's sole option, to accept restricted shares of the Company in lieu of cash payments based upon a conversion price of $0.15 per share and warrants exercisable for a five-year period to purchase an equal number of, common shares of the Company at $0.15 per share. In that event, the Company shall cause share certificates and appropriate warrants to be issued within 10 days of notice by Consultant of conversion of delinquent payments.

The Company agrees that it is indebted to Consultant for fees related to Services in 2011 and 2012 pursuant to the Consulting Services Agreements in effect for those periods amounted to $46,250 and 27,500, respectively, for a total of $73,750. Further 150,000 post-split common shares of VGLS and 361,446 common shares of VGE remain to be issued. Further, fees for the months of January 2013, February 2013 and March 2013 aggregating $19,000, as per Attachment A, and 2.4 million common shares of the Company (or shares of VGE based on the price per share used by VGE employees and consultants in converting their compensation) are also currently due and payable for Services rendered in connection with the financial statements for the year ended December 31, 2011.

3.    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective affiliates, successors and assigns; provided, however, that in no event shall Consultant's obligations to perform the Services be transferred by Consultant without the prior written consent of the Company.

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4.    Term. This Agreement shall commence on the effective date hereof and continue for the period of the Services as defined above and in Attachment A. It can be terminated in accordance with the provisions of Section 5 hereof. This Agreement can only be modified on mutually agreeable terms in writing.

5.    Termination. (i) Either Party may terminate this Agreement on at least thirty (30) days prior written notice; provided, however, if Consultant, or any of its employees or other persons it engages to provide the Services, violate any of the provisions of this Agreement or engage in any criminal activity, the Company may immediately terminate this Agreement without providing said written notice. In the event of termination, the Parties shall finalize any billing based upon the amount of monthly billing specified in paragraph 2 and Attachment A through the date that services were provided and shall be payable immediately in the manner described in 2. Nonpayment of Consultant's invoices in accordance with Paragraph 2 hereof shall be cause for termination by Consultant within ten business days of notice to the Company. In the event of any delinquency in payment of fees under this agreement or any prior agreement between parties, the Consultant is under no obligation to continue to render services hereunder. Consultant's work product remains Consultants property until fees billable for services are fully satisfied

6.    Independent Contractor Relationship. The relationship of the Company to Consultant shall be that of a contractor dealing at arm's length. Nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent.

employer/employee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party.

7.    Limitation of Liability. Except as otherwise set forth herein, neither Party shall be liable for any special, incidental, indirect, consequential or punitive damages, including loss of profits, loss of business opportunity, or other economic loss, whether arising in contract or tort (including negligence), claimed to have been sustained by a Party directly or indirectly, as a result of or arising pursuant to this Agreement. Except for claims (including claims of personal injury, death, or property damage) caused by Consultant's bad faith, willful or wanton misconduct, gross negligence or recklessness, or a breach of Consultant's obligations under the paragraph captioned "Confidentiality," Consultant shall not be liable to the Company for damages in excess of the fees received by Consultant. The foregoing limitations shall apply even if Consultant is advised of the possibility of such damages or losses.

8.    Indemnification. The Company shall indemnify, defend and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with any act or omission by the Company, including with respect to any filings by the Company with the SEC, the OTC Markets or any other market or authority. The indemnification specified in the foregoing sentence shall also apply to Consultant in his role as an accounting expert for the Company and in connection with any services provided hereunder to the Company.

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9.    Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given: (i) when delivered, & personally delivered; (ii) when sent by facsimile transmission, when receipt therefore has been duly received; or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or (iv) sent by recognized overnight courier, addressed as set forth in the preamble to this Agreement or to such other address as a Party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by an authorized officer of each Party. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington. Except for controversies arising under Section 13 hereof, the Parties hereby irrevocably agree to waive trial by jury and that any controversy arising under or in relation to this Agreement shall be resolved by binding arbitration in the State of Washington in accordance with its laws and the appropriate rules then in effect of the American Arbitration Association (or comparable authority) using a single, neutral arbitrator. The prevailing party in any court or arbitration proceeding hereunder shall be entitled to reimbursement of its fees, costs and expenses incurred therein, including those of its attorneys.

11.    Severability. If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other persons or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

12.    Representations and Warranties of Consultant and the Company. Consultant hereby represents and warrants that (i) it has the knowledge and skill, and possesses all necessary licenses, permits and authorizations required to provide the Services; (ii) Consultant shall exert reasonable efforts to perform the Services on a timely basis; (iii) it has the full and unrestricted right and authority to enter into and perform this Agreement; (iv) entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party; and (v) The Company hereby represents and warrants it will cooperate and provide Consultant with: (a) all necessary or requested information on a timely basis; (b) all information, documents and disclosures that the Company has knowledge of or should have knowledge of that would be necessary for Consultant to perform hereunder; and (c) and specifically the Company and its management have and will specifically advise Consultant of all matters of which they are aware that would be necessary for the preparation of its financial statements by Consultant in accordance with generally accepted accounting principles.

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13.    Confidentiality. Consultant understands and agrees that in the course of the engagement with the Company, it will receive and become aware of confidential and proprietary information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to the Company's business (the "Confidential Information"). Consultant hereby acknowledges the sensitivity and confidential nature of the Confidential Information and covenants and agrees to keep all such Confidential Information strictly confidential. In this regard, Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information it obtains or is otherwise exposed to or becomes aware of as a result of its engagement by the Company in any manner not expressly authorized by the Company in writing. Consultant understands and agrees that its obligation regarding the confidentiality of the Confidential Information shall continue for so long as such Confidential Information remains confidential.

The obligation of confidentiality shall not apply to any Confidential Information: (i) which was already known to Consultant at the time of disclosure and Consultant promptly informs the Company thereof, (ii) which was already in the public domain; (iii) which becomes available to the public through no fault of Consultant; (iv) which is disclosed to others by the Company without restriction as to disclosure and/or commercial use; or (v) which is required to be disclosed by Consultant in response to an effective subpoena, administrative or court order, or other valid legal process but then only to the extent necessary to comply therewith.

Upon termination of this Agreement and upon request by the Company_ Consultant will promptly return to the Company all documents, records or other items belonging to the Company, whether prepared by Consultant or furnished to it by the Company, or otherwise, and relating in any way to the business or Confidential Information of the Company, so long as the Company is in compliance with all provisions of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, this Agreement has been executed by the Company and Consultant as of the effective date written above.

VG Life Sciences Inc.

By: /s/ Haig Keledjian   Date April 16, 2013

Name and Title: Haig Keledjian, President

JTL Enterprises Corp.

By: /s/ Myron W. Landin   Date April 16, 2013

Name and Title: Myron W. Landin CPA, President

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JTL ENTERPRISES CORP.

ATTACHMENT A

Statement of Fees - Consulting Services Agreement - January 1, 2013 - December 31, 2013

	Total Services Fees in Cash			Fees in Shares		Allocation of Shares: Landin - Shares		Allocation of Shares: Zemsky - Shares	
	VRAL	VGE	Total	*VG Life Sciences	VGE Shares	VGLS Shares	VGE Shares	VGLS Shares	VGE Shares
(a) January 2012 retainer	$ 5,600	$ 2,400	$ 8,000	26,667	48,193	16,000	28,916	10,667	19,277
(a) February 2012 retainer	5,600	2,400	8,000	26,667	48,193	16,000	28,916	10,667	19,277
(a) March 2012 retainer	5,600	2,400	8,000	26,667	48,193	16,000	28,916	10,667	19,277
(b) April 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(b) May 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(b) June 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(c) July 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(c) August 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(c) September 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(d) October 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(d) November 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
(d) December 2012 retainer	2,800	1,200	4,000	13,333	24,096	8,000	14,458	5,333	9,639
Balance Due - Cash/Shares	$ 42,000	$ 18,000	$ 60,000	200,000	361,446	120,000	216,867	80,000	144,578
Value in shares				$ 30,000	$ 30,000	60%	60%	40%	40%
Contractual conversion price per share - VGLS/VGE				$ 0.15	$ 0.083				

Shares Issuable to:

Myron Landin	**Samuel Zemsky**
1107 38th Avenue	**2734 Claudia Court**
Seattle, WA 98122	**Bellmore, NY 11710**
122-38-4569	**121-44-2783**

Note: Attachment A per the Consulting Agreement for 2013

Reflects the 600:1 reverse split; 50% of stock comp in VGLS shares and 50% in VGE shares.

* Reflects renaming and recap of Viral Genetics to VG Life Sciences - 600:1 reverse split.

(a) Represents services for the yearend financials - 12.31.12

(b) Represents services for the quarter-end financials - 3.31.13

(c) Represents services for the quarte-rend financials - 6.30.13

(d) Represents services for the quarter-end financials - 9.30.13

4/16/2013

JTL Attachment A Mod - January 1, 2013

JTL Attach A 2013

4/16/2013

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